Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (the “Agreement”), dated as of December 6, 2022 (“Effective Date”), is by and between BitNile, Inc., a Nevada corporation having an office at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141 (the “Customer”), and Agora Digital Holdings Inc., a majority-owned subsidiary of Ecoark Holdings Inc., having an office or address at 303 Pearl Parkway, Suite 200, San Antonio, TX 78215 (the “Provider”). Each of the Provider and the Customer shall be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Customer owns and operates digital asset mining hardware.

WHEREAS, Provider engages in the business of digital asset mining hosting services which include, but are not limited to, colocation, hosting, rack space, security, monitoring, power supply and usage, equipment maintenance, facility management, account management, network and data access, and technical support in data centers owned or operated by Provider or its affiliates.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

ARTICLE I – SERVICES

Section 1.1 Services Description. Provider shall do all such things as are necessary for the operation of Customer Hardware delivered from time to time to its Facility (as identified in the relevant Service Order (as hereinafter defined)), including installation, configuration, operation, and maintenance of Customer Hardware and operation, electricity provision, physical and network security, maintenance and support of the Facilities as well as any additional services reasonably required for Customer’s use of the Services, even if not specifically listed (the “Services”).

Section 1.2 Service Orders. The Services will be ordered through the issuance of service orders which have been duly executed by the authorized representative of each Party (each, a “Service Order”). Each Service Order will detail the Services to be provided, timelines, location(s), the fees to be paid therefor, and such other relevant terms as the Parties may agree. Service Orders may be changed only upon the written agreement of both Parties. In the event of a conflict between the terms of this Agreement and the terms contained in any agreed Service Order, the terms contained in the Service Order shall govern. Upon execution by both Parties, a Service Order shall be deemed to be a valid and binding part of this Agreement. Service Order Number 1 is attached hereto as Schedule A.

Section 1.3 Service Levels. Provider shall timely perform the Services in accordance with the terms and conditions described herein as any Service Order. Provider will use commercially reasonably efforts to maintain the availability of the Customer Hardware hashing capability above a monthly average equal to or greater than 95% of the total capable hashpower (the “Required Monthly Minimum”), as measured by Customer’s software management tools. If during any month, Provider fails to achieve the Required Monthly Minimum, then Provider shall issue the Customer a credit on the next invoice (or, if there is no further invoices, a refund) in an amount equal to the lost potential value of the digital assets (as reasonably determined by Customer) not mined during such month, but in no case shall the credit be less than ten percent (10%) of Provider’s previous monthly invoice.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(a)	Customer agrees that monthly average calculations used to assess Customer’s and Provider’s performance will exclude downtime from Load Resource participation programs (as described in Section 1.1(c) below), Force Majeure incidents, Customer Hardware errors and failures (excluding any errors or failures caused by Provider), manufacturers’ defects, degraded or limited performance due to the capacity of the Customer Hardware Units, and or downtime during a unit’s troubleshooting and repair process. Tracking a unit’s downtime during the trouble shooting and or repair period is measured on a daily basis, rounded up to the nearest day and a unit’s downtime is omitted from any and all of Provider’s and equipment’s performance metrics.

(b)	Customer acknowledges that the power to the Facility is ultimately provided by third parties, whose provision and transmission of power is governed by Applicable Law, including but not limited to rules, regulations, tariffs, orders, decisions and directives adopted by a Governmental Authority (collectively, the “Power Regulations”). To the extent that the available power to the Facility is reduced or discontinued pursuant to Power Regulations, a Force Majeure Event or an Outage, Provider may reduce or discontinue the power available to Customer; provided that in such case, Provider shall not treat Customer, in any respect, less favorably than any similarly situated Provider customer. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, pursuant to Power Regulations, a Force Majeure Event or a Forced Outage shall not be deemed to be unavailability for purposes of (and shall be excluded from) calculating Provider’s achievement of performance metrics.

(c)	Customer hereby expressly consents to Provider’s participation in the Electric Reliability Council of Texas, Inc. (“ERCOT”) Ancillary Services markets and/or any Demand Response or Load Resource Participation Programs, as determined by Provider in its sole discretion. Customer acknowledges that any such participation may result in partial or complete reduction in power available to Customer from time to time. Customer acknowledges that Provider’s right to participate in any Demand Response or Load Resource Participation Programs, as determined by Provider in its sole discretion, forms an essential basis of the agreements set forth in this Agreement, and that, absent such right, the terms of this Agreement, including the Hosting Fees, would be substantially different. Furthermore, Customer and Provider will work to incorporate the use of the power firmware by Provider or its affiliate in connection with the foregoing ERCOT Ancillary Services markets and/or Demand Response or Load Resource Participation Programs. Any such reductions, and any unavailability of the Hosting Services arising out of such programs shall not be deemed to be unavailability for purposes of (and shall be excluded from) calculating Provider’s achievement of performance metrics.

Section 1.4 Suppliers and Subcontractors. With the Customer’s prior written approval, such approval not to be unreasonably withheld, Provider may procure products, services and facilities from, and subcontract the provision of the Services only to, duly qualified third party providers and Subcontractors, provided that Provider shall remain wholly liable to Customer for the acts or omissions of the third party providers and Subcontractors subject to any limitations of liability set out in this Agreement.

Customer Initials ___________	2	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 1.5 Subsidiaries. Any of Customer’s Subsidiaries may purchase Services under this Agreement through the execution of a Service Order between such Subsidiary and the Provider. Each Subsidiary shall be liable to Provider for any breach by it of the terms of this Agreement, including any Service Order executed by the Subsidiary. For the purposes of a Service Order executed by a Subsidiary, references to “Customer” in this Agreement and the Service Order shall be deemed to be references to the Subsidiary executing the Service Order. Each Service Order executed between Provider and a Subsidiary will create a binding legal agreement between Provider and the Subsidiary, and will be enforceable as such. Subject to the limits on aggregate liability contained herein, Customer shall be liable for compliance by its Subsidiaries with the terms of this Agreement. For the purposes of this Agreement, “Subsidiary” means any entity that is Controlled by Customer, and “Control” (including its correlative form “Controlled”) means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.6 Time is of the Essence. Time is of the essence with respect to the performance of all Services to be performed by the Provider under this Agreement.

Section 1.7 Hashpower and Mining Reward Ownership. The Parties agree that the Customer shall at all times have full discretion to direct the hashpower of the Customer Hardware to any specific pool and can freely allocate such hashpower to addresses of choice given by the Customer. The Customer and the Provider will agree on a formal process for establishing addresses, changes to addresses, and changes to the allocation of hashpower which will include secondary verifications and multiple written approvals. Provider shall not in any way redirect Customer’s hashpower to a wallet not authorized in writing by the Customer. All mining rewards and output generated through Customer’s use of the Services (collectively, “Output”) shall be the property of Customer. “Output” is expressly understood to include all digital asset and any other type of commercially measurable reward, and other output generated through the running of diverse cryptographic hash functions using the Customer Hardware.

ARTICLE II – CUSTOMER HARDWARE; DELIVERY; INSTALLATION

Section 2.1 Customer Hardware. Customer shall select, supply, and deliver to the Provider the Customer Hardware required to conduct its mining business. Provider shall have the right to inspect and test any equipment from the Customer and reserves the right to decline receipt of any equipment deemed physically damaged or performing at a suboptimal hashrate to factory specifications by the Provider. Upon signature and acceptance of Customer Hardware at the Facility, risk of loss shall shift to Provider, while title shall remain with Customer, or Customer’s end customers. Provider shall do all things necessary to ensure that only duly authorized personnel of the Provider sign and accept Customer Hardware and shall track all deliveries of Customer Hardware from receipt to installation to avoid risk of loss, damage, theft or misappropriation.

Section 2.2 Installation. Provider shall be responsible for the installation and configuration of the Customer Hardware at the Facility, and will do all such other things as are necessary to render the Customer Hardware fully operational within the period indicated in the relevant Service Order.

Section 2.3 Unmounting and Relocation of Customer Hardware. The Customer shall be responsible for the following costs associated with and resulting from relocation of the Customer Hardware: shipping costs of the Customer Hardware; storage beyond 30 calendar days, packaging or other material and other costs necessary to relocate the Customer Hardware. Provider shall provide for mounting and unmounting of Customer Hardware at no charge to the Customer.

Customer Initials ___________	3	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 2.4 Other Materials. Provider shall be solely responsible for providing, at its cost, all other equipment and materials that are required for the performance of the Services (“Provider Materials”). Customer is granted a non-transferable, fully paid-up right and license to use the Provider Materials during the term of this Agreement, solely in conjunction with Customer’s use of the Services. Customer may not transfer this license to any third party except for a Subsidiary, nor may Customer remove the Provider Materials from the Facilities (as hereinafter defined) without Provider’s prior written permission. Any modifications made by Provider to the Provider Materials in connection with the Services shall also be considered Provider’s property, and shall be deemed an indivisible part of the Provider Materials.

Section 2.5 Monitoring and Operating System Software. Customer shall provide Provider with monitoring software, which Provider shall install and maintain such software on each mining rig (the monitoring software and the operating system are collectively referred to as the “Monitoring Software”). Provider shall be given “view-only” or limited access to the Monitoring Software in order to provide the Services hereunder. Provider may not load or operate any other software on the Customer Hardware without Customer’s prior written consent, which consent may be withheld in Customer’s sole and absolute discretion. To the extent permitted by the license agreement related to the Monitoring Software, Customer grants to Provider a non-exclusive, royalty-free, fully paid up right and license to use the Monitoring Software on the Customer Hardware solely in connection with Provider’s provision of the Services during the Term. Subject to the limited rights granted to Provider under this Agreement, all rights, title and interest in and to the Monitoring Software shall remain vested in the Customer.

ARTICLE III – FACILITIES

Section 3.1. Facilities and Physical Security. Each site will be identified by the physical address of the location (each, a “Facility” and collectively “Facilities”) specified in the applicable Service Order. Provider represents that it has exercised due skill and care in selecting the Facilities, that the Facilities are and will remain appropriate for their intended use (i.e., digital asset hosting services), and that it is not aware of any reason why the Services, as anticipated under this Agreement, cannot be provided at the Facilities. Provider further represents that its agreements with entities related to the Facilities (e.g., landlords, leaseholders, mortgage holders, etc.) are, and will continue to be, valid and enforceable throughout the Term of the relevant Service Order. During the Term, Provider is responsible for ensuring that the physical services needed to support the overall operation of the Facilities, such as cleaning services, security, environmental systems maintenance and power plant maintenance, are provided for the benefit of Customer, all as more specifically provided in a Service Order.

Section 3.2 Customer Space. During the term of the applicable Service Order, Customer is granted an exclusive right and license to access and use the space allocated to Customer within the Facility as set forth in the applicable Service Order (“Customer Space”) for the purpose of installing, operating and supporting the Customer Hardware, or engaging Provider to do so. Customer acknowledges that its right to use is not a grant of any real property interest in the Customer Space or the Facilities. Provider, on Customer’s behalf, is responsible for maintaining the Customer Space in a safe and orderly condition. Customer acknowledges that Provider and Provider’s third party Facilities provider, through their respective officers, employees and contractors, may access the Customer Space, without notice to Customer, for the purpose of performing the Services and, generally, to undertake such activities as are necessary to ensure the optimal operation, safety and security of the Facility and all of its tenants.

Customer Initials ___________	4	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 3.3 Power. Provider shall ensure that adequate power at appropriate voltage is delivered to the Customer Space for the operation of the Facilities and the Customer Hardware. Pricing for all power will be as set forth in a Service Order.

Section 3.4 Access. Customer shall have the right, but not the obligation, to access the Facilities 24 hours per day, 7 days per week upon providing not less than one (1) days’ notice to Provider. Customer may exercise this right through its employees or through duly qualified Subcontractors. All Customer personnel accessing the Facilities must be bound by obligations of confidentiality which are no less onerous than those set out in Article VII, below, and must be accompanied by Provider personnel at all times.

Section 3.5 Climate and Cooling. The Provider shall ensure sufficient and appropriate cooling of the Customer Hardware within the range required for proper operation of the computing machinery as recommended by its manufacturer with the exception of force majeure events and circumstances outside the Provider’s control such as emergency power cuts.

Section 3.6 Protection and Security. During the Term of this Agreement, Provider shall maintain, and shall cause each of its Subcontractors to maintain, a formal security program in accordance with industry best practice standards that will: (i) ensure the security, confidentiality and integrity of Customer Hardware and data; (ii) protect against actual or anticipated threats or hazards to the security, confidentiality or integrity of Customer Hardware and data; (iii) prevent unauthorized access to Customer Hardware and data; and (iv) comply with Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45(a) regarding unfair acts or deceptive practices) and other Laws applicable to Provider.

Section 3.7 Unauthorized Disclosure and Notifications. If Provider becomes aware of a security breach (as defined in any applicable Law) or any other event that compromises the security, confidentiality or integrity of Customer Hardware or data or has a reasonable basis to believe that such an breach or event has occurred (an “Incident”), Provider shall, at its expense, immediately notify Customer and take all appropriate actions to contain and mitigate the Incident, including those actions set forth in this Section 3.7. Provider shall fully cooperate, at Provider’s expense, with Customer to investigate the nature and scope of any Incident. Provider will comply with the following obligations in connection with any Incident involving the use or disclosure of Customer Hardware or data that is not expressly permitted by this Agreement, and that takes place while such Customer Hardware is in the custody or control of Provider.

(A)	Provider will report to Customer each Incident of which it becomes aware. The initial report of an Incident will be made by telephone call to the Customer relationship manager no later than twenty-four (24) hours after Provider becomes aware of the Incident. The initial report will be followed by a written report to Customer no later than forty-eight (48) hours after Provider became aware of the Incident.

(B)	Provider will promptly supplement the written report with additional information in writing about the Incident as Provider obtains the information, including Provider’s assessment as to whether the Incident is reportable under applicable Law.

Customer Initials ___________	5	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

ARTICLE IV – FEES AND TAXES

Section 4.1 Fees. The monthly fee (“Hosting Fee”) for the Services to be paid by Customer to Provider for all included Services shall be as set out in the applicable Service Order. Fees for any additional Services that are not included in the Services (“Additional Services”) will be invoiced on a time and materials basis, at agreed rates between the Parties from time to time. Unless otherwise agreed in writing, Additional Services will be invoiced following the end of the calendar month during which the Additional Services were provided.

Section 4.2. Taxes. Customer shall be responsible for, and shall promptly pay, all applicable taxes and duties (including but not limited to sales, use and withholding taxes) associated with this Agreement, other than taxes based on Provider’s income. In the event that Provider is required to collect any tax for which Customer is responsible, Customer shall pay the amount of such tax directly to Provider.

ARTICLE V – REPRESENTATIONS AND WARRANTIES

Section 5.1 Services Warranty. Provider represents and warrants to Customer that, during the Term, (i) the Services will conform to the Services descriptions, and the relevant Service Order(s); and (ii) all Services will be performed in a professional and workmanlike manner in accordance with the highest industry standards. In additional to any other rights or remedies that it may have under contract, at law or in equity, in the event that Provider fails to deliver the Services in accordance with the terms of this Agreement or any Service Order, Provider shall compensate Customer for all losses arising from redirected hashpower or pools, theft or misappropriation of Customer Hardware of other forms of theft or waste by the Provider, its personnel or contractors, affiliates or Facility personnel.

Section 5.2 Mutual Warranties. Each Party represents and warrants that: (i) it is a corporate entity in good standing in its jurisdiction of incorporation or formation; (ii) it has obtained all necessary approvals, consents and authorizations to enter into, and to perform its obligations under, this Agreement and each Service Order; (iii) the person executing this Agreement and each Service Order on its behalf has express authority to do so and to bind the Party; (iv) it is not under any current obligation or restriction, nor will it knowingly assume any such obligation or restriction, that does or could interfere with the performance of its obligations under this Agreement; (iv) the execution, delivery, and performance of this Agreement or any Service Order does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Party, or any other agreement to which it is a party, and its obligations under this Agreement, including each Service Order, are valid and binding obligations of that Party; and (v) each Party represents unto itself that (a) it is not insolvent (either because its financial condition is such that the sum of its indebtedness is greater than the fair value of its assets, or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing indebtedness as such indebtedness matures) and that (b) it has not incurred indebtedness (or plans to incur indebtedness) beyond its ability to pay as such indebtedness becomes due.

Customer Initials ___________	6	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 5.3 Additional Provider Warranties. During the Term, Provider further represents and warrants to Customer that: (i) it and its personnel possess the necessary skills and experience to perform Provider’s obligations under this Agreement and each Service Order; (ii) it will comply with all applicable requirements, laws, rules and regulations in connection with the use of the Facilities, the delivery of the Services and the exercise of its rights and the performance of its other obligations; (iii) it is in good standing under its agreement(s) with the Facility provider(s) and it will not do or cause to be done, or omit to do, anything that would constitute a breach of such agreement(s); (iv) this Agreement and each Service Order, when executed, are legal, valid and binding obligations of Provider; (v) Provider is the owner or authorized licensee of the Provider Materials, and the authorized user of the Facilities, and possesses all necessary rights to grant Customer the rights and licenses granted under this Agreement; (vi) it maintains, and will continue to maintain throughout the Term, a high degree of financial integrity, service excellence and ethical conduct in its relationships with its suppliers and with Customer; (vii) none of the Provider’s, the Facilities’ or their Subcontractors’ personnel assigned to perform Services have been convicted of or have agreed to enter into a pretrial diversion or similar program in connection with the prosecution of, a criminal offense involving theft, dishonesty, breach of trust, money laundering, the illegal manufacture, sale, distribution of or trafficking in controlled substances, or substantially equivalent activity in a domestic, military or foreign court; and (viii) unless prohibited by applicable law, Provider shall not assign any Provider, Facilities or their Subcontractor personnel to perform Services who are found to have provided any materially false information in connection with any background check or have been convicted of any of the specific crimes identified in sub-section (vii).

Section 5.4 Insurance. Throughout the Term of this Agreement, and in addition to Provider’s obligation to indemnify Customer under this Agreement, Provider and its Subcontractors, if any, shall, at Provider's and its Subcontractor’s sole cost and expense, maintain the minimum amounts of insurance coverage specified below:

(A) Workers’ compensation insurance with statutory limits, a state certificate of self-insurance for workers’ compensation benefits insurance or an alternative plan of benefits as permitted by applicable Law and employers’ liability coverage with a minimum limit of $1,000,000 per occurrence;

(B) Commercial general liability insurance including products and completed operations coverage written on an occurrence-based form. This policy shall include coverage for contractual liability that shall not have any additional restrictions or modifications to the definitions of “Insured Contract” as provided by Insurance Services Office (“ISO”) CG 00 01 form, independent contractors coverage and shall be at least as broad or broader as provided by ISO Form CG 00 01 or later with a minimum limit of $5,000,000 per occurrence and minimum general aggregate limit of $10,000,000;

(C) Automobile liability insurance covering all owned, hired and non-owned vehicles with a minimum combined single limit of $5,000,000 per occurrence for bodily injury and property damage liability;

(D) Errors and omissions or professional liability insurance covering any financial loss due to negligent error or omission of Provider or its employees, agents or subcontractors with a minimum policy limit of $10,000,000 per claim. Coverage will either include vicarious interest endorsement to Customer, or provide Customer with coverage as a co-defendant when named as a defendant with Provider in an action arising from Provider’s professional services. If this coverage is provided on a claims-made basis, then the policy must be maintained, or Provider shall purchase an extended reporting period policy, for a period of not less than any applicable statute of limitations upon termination or expiration of this Agreement;

Customer Initials ___________	7	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(E) Network security, cyber and technology liability insurance covering liabilities and claim expenses arising from acts, errors and omissions and neglect of Provider or its employees, agents or subcontractors, in rendering or failing to render all Services and in the provision of all products in the performance of the Agreement, including the failure of products to perform the intended function or serve the intended purpose with a minimum policy limit of $5,000,000 per claim. This policy shall include coverage for loss, disclosure and theft of data in any form; media and content rights infringement and liability including but not limited to software copyright infringement; network security failure denial of service attacks and transmission of malicious code or instruction. Coverage will either include vicarious interest endorsement to Customer, or provide Customer with coverage as a co-defendant when named as a defendant with Provider in an action arising from Provider's professional services and include the cost of notifying individuals of a security breach and the cost of credit monitoring services for one (1) year. If this coverage is provided on a claims-made basis, then this policy must be maintained, or Provider shall purchase an extended reporting period policy, for a period of not less than any applicable statute of limitations upon termination or expiration of this Agreement;

(F) Umbrella or excess liability insurance increasing the limits of the coverages in (A) (employers liability portion only), (B) and (C) above in the in the amount of $5,000,000 per occurrence. The policy shall follow form and be equal to, or broader than, the coverages available on the underlying insurance policies;

(G) Crime insurance for claims arising out of or in connection with fraudulent or dishonest acts committed by the employees, subcontractors or agents of Provider acting alone or in collusion with others and include coverage for third party property at any location. This policy shall be endorsed to name Customer as a loss payee as their interests may appear with a minimum amount of $5,000,000 per occurrence;

(H) The insurance coverages required by sub-sections (A) – (G) above will be primary and non-contributing relative to any other insurance or self-insurance that Customer may maintain. Provider will cause its insurers (who will be carriers with an AM Best minimum rating of “A” minus and minimum AM Best financial performance rating of VIII) to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than 30 days' written notice will be given to Customer before any material modification, cancellation or non-renewal of the policies. Provider shall cause its insurers or insurer’s representatives to issue to Customer within 30 days after the Effective Date and each policy renewal date certificates of insurance and copies of all policy endorsements required herein evidencing that all policies are in force and all required coverages are in effect; and

(I) Provider ad its subcontractors each hereby waives for itself and its Affiliates, and where allowed by Law shall cause its insurers, except insurer for crime insurance, by policy endorsement, to waive all right of recovery against Customer, its Affiliates, subsidiaries, agents, employees, officers and directors (the “Released Parties”), and agrees that no third party shall have any right of recovery by way of subrogation, assignment or otherwise, against the Released Parties with regard to losses or claims insured against or otherwise under this Agreement regardless of whether the Provider maintains a third party insurance policy or elects to self-insure.

Customer Initials ___________	8	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

ARTICLE VI – TERM

Section 6.1 Term. This Agreement will commence on the Effective Date and will continue for a period of one (1) year, which will automatically renew for an additional year unless the Customer provides written notice of termination at least thirty (30) days prior to end of the initial year or any subsequent renewal year (“Term”). The term of each Service Order commences on the service commencement date specified in the Service Order and continues for the term set out in the Service Order. Certain Services may be provided on a monthly, weekly, daily or hourly basis, as more fully described in the applicable Service Order.

ARTICLE VII – CONFIDENTIALITY

Section 7.1 Confidential Information. Each Party (the “Recipient”) agrees that all non-public information furnished to it by the other Party (the “Discloser”), including software, hardware design and data center, pricing, financial information, business strategies, design information, methodologies, specifications, and other commercial and technical information to which it has access under this Agreement, are deemed confidential and proprietary information or trade secrets (collectively, “Confidential Information”) of the Discloser and shall remain the sole and exclusive property of the Discloser. Recipient shall treat the Confidential Information in a confidential manner using the same degree of care as it uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care given the sensitivity of the information and the circumstances of its disclosure. Recipient may use and copy the Discloser’s Confidential Information only in direct furtherance of the purposes of this Agreement. Except to the extent necessary in connection with the exercise of its rights or the performance of its obligations under this Agreement, neither Party may directly or indirectly disclose the Discloser’s Confidential Information other than to its employees, advisors, and lenders on a “need to know” basis, but only after they have been advised of the information’s confidential and proprietary nature, and have agreed to protect same on terms no less onerous than the terms of this Section. Notwithstanding the foregoing, Customer may, in its sole and absolute discretion, disclose certain Confidential Information to third-parties and/or the general public as reasonably determined by Customer’s General Counsel in order to comply with its reporting obligations under United States securities laws.

Section 7.2 Terms and Conditions; Facilities. The Parties expressly understand and agree that the terms of this Agreement, including all Service Orders, and the location of the Facility is Confidential Information for the purposes of this Article.

Section 7.3 Exceptions. Notwithstanding anything to the contrary contained herein, a Recipient has no obligation to preserve the confidentiality of any information that is: (i) previously known, or received rightfully by Recipient without any obligation to keep it confidential; (ii) distributed to third parties by Discloser without restriction; (iii) publicly available other than by unauthorized disclosure by Recipient; or (iv) disclosed to a Governmental Authority lawfully demanding disclosure of the Confidential Information, provided that (unless prohibited) Recipient provides prompt prior written notice of the demand to allow Discloser a reasonable opportunity to object to the scope or terms of the governmental demand or obtain a protective order, and if disclosure ultimately is required, Recipient discloses only the Confidential Information specifically required to be disclosed and only to the extent it is compelled to do so, and Recipient otherwise continues to maintain the confidentiality of Discloser’s other Confidential Information after the required disclosure.

Customer Initials ___________	9	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 7.4 Survival. The foregoing obligations regarding Confidential Information shall remain in full force and effect, notwithstanding any termination of this Agreement or of a Service Order for any reason.

ARTICLE VIII – AUDIT RIGHTS

Section 8.1 Service Audits. Upon notice from Customer, Provider and its Subcontractors will provide Customer, and agents and any regulators thereof (“Customer Auditors”) with access to and any assistance that they may reasonably require with respect to the Provider systems and locations from which the Services are being provided for the purpose of performing audits or inspections of the Services and the business of Customer relating to the Services, including operational, security, financial and other audits. If any audit by a Customer Auditor results in Provider being notified that Provider or its Subcontractors are not in compliance with any applicable Law, audit requirement or other requirement set forth in this Agreement, Provider will, and will cause its Subcontractors to, promptly take actions to comply with such Law, audit requirement or other requirement at Provider’s expense.

Section 8.2 Fees Audits. Upon notice from Customer, Provider will provide Customer Auditors with access to such financial records and supporting documentation as reasonably requested to determine if Fees have been invoiced in accordance with this Agreement. Provider will promptly reimburse Customer for any overcharge revealed by such an audit. If an audit reveals an overcharge that exceeds five percent (5%) of the audited Fees, Provider will also reimburse Customer for the reasonable cost of such audit that relates to the overcharge.

Section 8.3 Audit Assistance and Corrective Measures.

(A)     At all times during the Term and continuing thereafter until the completion of the audit of Customer’s financial statements for the fiscal year during which this Agreement expires or is terminated, Provider will, and will cause each of its Affiliates to:

(1)	provide to Customer or Customer Auditors, on a timely basis, (a) access to the books and records and personnel of Provider and its Affiliates and subcontractors as Customer may reasonably request, and (b) all information, reports and other materials reasonably requested by Customer to evaluate and confirm that Customer is in compliance with its legal and reporting obligations; and

(2)	generally cooperate with Customer and Customer Auditors in any other way that Customer or Customer Auditors may request to enable Customer to comply, and Customer and Customer Auditors to evaluate whether Customer complies, with its legal and reporting obligations as it relates to the Services.

(B)     Provider will (1) make available to Customer the sections of any independent audit or other report of Provider’s or any of its subcontractors operations relating to the Services (redacting any information revealing Provider’s cost structure and information relating to Provider’s other customers), and (2) promptly correct (a) any error identified in any such report that could reasonably be expected to have an adverse impact on the Services, Customer or a Client, and (b) any control deficiencies identified in the report.

Customer Initials ___________	10	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 8.4 Audit Limitations. All audits performed in connection with this Agreement are subject to the following limitations: (i) the use of a Customer Auditor that is a Provider competitor is subject to Provider’s prior written approval, such approval not to be unreasonably withheld; (ii) Customer and the Customer Auditor(s) must comply with the Provider’s reasonable security and confidentiality guidelines provided in writing in advance; and (iii) Customer and the Customer Auditor must obtain Provider’s written approval (which shall not be unreasonably withheld, delayed or conditioned) prior to utilizing tools or software within Provider’s or its subcontractors’ network, and Provider is entitled to test such tools and software prior to granting such approval. If an audit requires a testing of the security services provided to Provider by its hosting services provider, Customer and Provider will cooperate on developing a test plan for Provider to submit to its hosting services provider in advance of any such Customer security audit. The test plan will name the entity conducting the security audit. Customer, Provider and its hosting services provider will mutually agree upon any test plan and the time frame in which such testing occurs prior to the implementation of the test plan. The time spent conducting the security audits will constitute scheduled downtime requested by Customer.

Section 8.5 Confidentiality. All records, and the conduct and results of any audit, will be “Confidential Information” for the purposes of this Agreement.

ARTICLE IX – INDEMNITIES

Section 9.1 Provider Indemnity. Provider agrees to indemnify and hold harmless Customer, its Affiliates, Subsidiaries, successors, and assigns, and their respective officers, employees, shareholders and directors (each, a “Customer Indemnitee”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, and expenses (including legal and other professional fees) incurred by a Customer Indemnitee resulting from: (i) any breach by Provider, including its employees, agents and Subcontractors (“Provider Personnel”), of its obligations under this Agreement, or under any agreement that Provider may have with the owner or licensor of a Facility or any Provider Materials; (ii) other claims by third parties, including claims for death, personal injury, or damage to property, to the extent caused directly or indirectly by any Provider Personnel; or (iii) Provider having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Agreement. Provider further agrees to defend or settle, at its sole expense, any third party actions brought against any Customer Indemnitee resulting from (A) any Provider Personnel’s acts or omissions, or (B) a claim that the Services, the Software, or any Provider trademarks or other intellectual property infringe a third party’s intellectual property rights. Provider will hold the Customer Indemnitees harmless from all resulting losses, costs or damages; provided, however, that Provider will not agree to any settlement or consent judgment that imposes any obligations on a Customer Indemnitee without Customer’s express prior consent.

Section 9.2 Customer Indemnity. Customer agrees to indemnify and hold Provider, its successors and assigns, and their respective officers, employees and directors (each a “Provider Indemnitee”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, and expenses (including legal and other professional fees) incurred by a Provider Indemnitee resulting from any breach by Customer, including its employees, agents and Subcontractors (“Customer Personnel”) of its obligations under this Agreement. Customer further agrees to defend or settle, at its sole expense, any third party actions brought against any Provider Indemnitee resulting from any acts or omissions by Customer Personnel that constitute gross negligence. Customer will hold the Provider Indemnitees harmless from all resulting losses, costs or damages; provided, however, that Customer will not agree to any settlement or consent judgment that imposes any obligations on a Provider Indemnitee without Provider’s express prior consent.

Customer Initials ___________	11	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

ARTICLE X – LIMITATIONS OF LIABILITY

Section 10.1 Exclusion of Damages. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.3, NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, INCLUDING IN ANY SERVICE ORDER, IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS OR AGENTS BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR AGGRAVATED DAMAGES OF ANY KIND WHATSOEVER, HOWSOEVER CAUSED AND REGARDLESS OF THE FORM OR CAUSE OF ACTION (INCLUDING IN TORT, CONTRACT, INDEMNIFICATION, FUNDAMENTAL BREACH, GROSS NEGLIGENCE OR OTHERWISE), EVEN IF SUCH DAMAGES ARE FORESEEABLE OR IF CUSTOMER KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 10.2 Limitation on Liability. Except as provided in Section 10.3, in no event shall the aggregate liability of either Party, its Subsidiaries, and their respective directors, officers, employees, contractors and agents to the other, for all losses, costs and damages arising under or in connection with this Agreement, including any Service Order, exceed the lesser of (i) actual direct damages; and (ii) the total amount of fees (Hosting Fees and fees for Additional Services) paid by Customer to Provider under the relevant Service Order during the preceding 12 month period.

Section 10.3 Exclusions. The limitations set forth in this Section 10 shall not apply in the case of loss, costs or damage resulting from gross negligence, intentional misconduct, the Parties’ indemnity obligations relating to intellectual property infringement or Confidential Information, personal injury or death, fraud or other criminal activity, or to the payment of any Downtime Compensation in accordance with Schedule A.

Section 10.4 Reasonableness. Provider agrees that these limitations are fundamental conditions of contract, are reasonable under the circumstances, and that Customer would not have entered into the Agreement or any Service Order with Provider but for the inclusion of these limitations on its liability.

ARTICLE XI – TERMINATION

Section 11.1 Termination of Agreement. Unless otherwise expressly agreed by the Parties, this Agreement will terminate upon the termination or expiry of the last Service Order to terminate or expire.

Section 11.2 For Convenience. Set out in an applicable Service Order.

Section 11.3 Right of Termination. This Agreement or any Service Order may be terminated by either Party upon written notice to the other Party (“Defaulting Party”) if:

(a) the Defaulting Party commits a material breach of any term of the Agreement which (in the case of a breach capable of being remedied) is not remedied within thirty (30) calendar days of receipt of a written request to do so by the non-breaching Party;

Customer Initials ___________	12	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(b) the Defaulting Party (a) makes a general assignment for the benefit of its creditors; (b) files an application for a bankruptcy order, or an application for a bankruptcy order is made in respect of such party; (c) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; or

(c) commences under the laws of any jurisdiction any proceeding for relief under the United States Bankruptcy Code or successor legislation, or corresponding legislation in applicable foreign or state jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors; or

(d) the Defaulting Party ceases to carry on business in the normal course, other than in the context of a solvent reorganization.

ARTICLE XII – EFFECT OF TERMINATION

Section 12.1 Effect of Termination; General. Upon the termination of this Agreement or a Service Order for any reason, all outstanding and undisputed amounts owing pursuant to a terminated Service Order will become due and payable. The terms and conditions of this Agreement will apply to any Services delivered by Provider after the termination of the relevant Service Order, although the delivery of the Services will not in any way be construed as an agreement by either Party to renew this Agreement or the Service Order for a further term. The termination of a Service Order will be without prejudice to the accrued rights and liabilities of either Party and shall not automatically terminate any other Service Orders in effect under this Agreement.

Section 12.2 Transition Assistance. At Customer’s request, the Parties will work together in good faith to determine an efficient plan for disposing of the Customer Space and Customer Hardware, and/or transitioning to an alternate service provider. Provider will provide such reasonable assistance as Customer may require; provided, however, that only the assistance specifically requested in writing by Customer shall be considered an Additional Service and invoiced in accordance with Section 4.1.

Section 12.3 Survival. All provisions which are expressly stated to survive or which by their nature should reasonably survive the termination or expiry of the Agreement or a Service Order for any reason, shall so survive, including Sections 5, 6, 7, 9, 10, 11, 12, 13.4, 14.1 and 14.14 of this Agreement.

ARTICLE XIII – GENERAL PROVISIONS

Section 13.1 Amendment. Any amendment to this Agreement must be in writing and signed by all Parties.

Section 13.2 Assignment. Neither Party may make any assignment of this Agreement or any interest herein, except as otherwise permitted in this Agreement, without the prior written consent of the other Party; except that either Party may assign, in its sole discretion, any and all its rights, interest and obligations under this Agreement to its parent company or any direct or indirect Subsidiary of the Party’s parent company. Further, Provider may not employ Subcontractors for the performance of obligations hereunder without the prior written consent of the Customer, such approval not to be unreasonably withheld. Any assignment or employment of Subcontractors by any Party shall not relieve that Party of any of its obligations under this Agreement.

Customer Initials ___________	13	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 13.3 Change of Control. In the event that either Party undergoes a Change of Control, that Party may not assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement, through operation of law or otherwise, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Any attempted assignment in violation of this Section 13.3 shall be null and void. The term “Change of Control” with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of more than fifty percent (50%) of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity, provided, however, that if the majority shareholder (either directly or together with its Affiliates) prior to the transaction remains the largest shareholder (either directly or together with its Affiliates) after such transaction, it shall not constitute a Change of Control; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity; or (iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represents less than fifty percent (50%) of the total combined voting power of such entity’s capital stock outstanding immediately after consummation of such merger.

Section 13.4 Counterparts. This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart.

Section 13.5 Force Majeure. Neither Party will be liable for any loss, damage or delay resulting from any event beyond such Party’s reasonable control (“Force Majeure”), and delivery and performance dates will be extended to the extent of any such delays. “Force Majeure” includes, without limitation, acts of God, terrorist attack, acts of war, blockade, public riot, civil disturbance or unrest, lightning, fire, storm, flood, hurricane, earthquake, tsunami, tornado, explosion or governmental restraint. For greater certainty, Force Majeure does not include the acts or omissions of a Party’s suppliers, licensors, Subcontractors, employees or agents. Upon the occurrence of a Force Majeure event, the Party claiming Force Majeure will promptly provide the other Party with written notice of the event and the estimated period of delay. The Party claiming Force Majeure will have the burden of establishing that a Force Majeure event has delayed delivery or performance, and will take all such actions as may be necessary to avoid or minimize the impact of any delay. If a Force Majeure event results in a delay of more than forty-five (45) calendar days, either Party will have the right to terminate the affected Service Order by giving notice to the other in writing.

Section 13.6 Further Assurances. The Parties hereto will sign such further documents, cause meetings to be held, pass resolutions, exercise their votes and do and perform and cause to be done such further acts and things as may be reasonably necessary in order to give full effect to this Agreement and every provision hereof.

Section 13.7 Governing Law. This Agreement, including each Service Order, shall be governed by and construed in accordance with the laws of the State of Delaware, but without regard to conflict of laws provisions. Except as provided, the courts of the State of Delaware sitting in the Wilmington, Delaware shall have exclusive jurisdiction over any disputes arising hereunder, and Provider expressly waives (i) any objection to jurisdiction or venue, any (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. To the extent to which it would otherwise apply, the Parties hereby expressly exclude the application of the United Nations Convention on the International Sale of Goods (the “Vienna Convention”) to this Agreement.

Customer Initials ___________	14	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 13.8 Injunctive Relief. The Parties acknowledge that a threatened or actual breach of Article 7 (“Confidential Information”), or a Party’s intellectual property rights, will result in immediate, irreparable harm, and injunctive or other equitable relief may be obtained by the non-breaching party from any court having competent jurisdiction.

Section 13.9 No Waiver. Failure by either Party to insist upon the performance of any term, covenant, or condition in this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of any such right, and the obligation of each Party with respect to such future performance will continue in full force and effect.

Section 13.10 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the Party giving the same and are deemed given or made upon receipt (a) when transmitted via email, facsimile, graphic scanning or other telegraphic communication, (b) when hand delivered, or (c) when sent by overnight delivery service, in each case to the intended recipient as indicated as follows.

If to Customer:

BitNile, Inc., having an office at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141

If to Provider:

Agora Digital Holdings Inc., having an office at 303 Pearl Parkway, Suite 200, San Antonio, TX 78215.

Section 13.11 Non-Circumvention; Non-Solicit. Customer will maintain and manage all its end client information and communications. Provider covenants that it will not in any way, either on its own or via any Affiliate or corporate entity or individual that Provider may currently, in the past or in future work with, circumvent this Agreement and/or solicit any customers of the Customer, the Customer’s employees or vendors without Customer’s prior written consent. This non-circumvention and non-solicit obligation shall exist throughout the Term and extend for one (1) year after the date of conclusion of the Term. Any violation of this section shall be deemed grounder for immediate termination of this Agreement by the Customer as a breach of the Agreement by the Provider.

Section 13.12 Publicity. Neither Party shall use the name of the other Party in any news release, public announcement, advertisement, or other form of publicity without securing the prior written consent of the other. Notwithstanding the foregoing, Customer may, in its sole and absolute discretion, make any public disclosure as reasonably determined by Customer’s General Counsel in order to comply with its reporting obligations under United States securities laws.

Customer Initials ___________	15	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Section 13.13 Relationship. The Parties are independent contractors, and nothing in the Agreement will be construed as to be inconsistent with that relationship. Under no circumstances will any of a Party’s personnel be considered employees or agents of the other Party. Nothing in this Agreement grants either Party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other Party's prior written agreement. Neither this Agreement nor any Service Order constitutes or creates, in any manner, a joint venture, agency, partnership, or formal business organization of any kind.

Section 13.14 Representation of Counsel. Each Party acknowledges and agrees that, in negotiating and entering into this Agreement, it has been represented by independent legal counsel of its own choice and that it has executed this Agreement with the consent of and/or upon the advice of its legal counsel.

Section 13.15 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law.

Section 13.16 Governance. Each Party will assign a primary point of contact to serve as the conduit for communications between the Parties. These individuals we meet in person and/or discuss via conference calls any issues and concerns along with the status of the Services being performed. The Parties will establish and maintain a reasonable recurring cadence for such meetings and discussions. Provider will document and circulate a summary of the topics reviewed and any actions to be taken.

ARTICLE XIV INTERPRETATION

Section 14.1 Definitions. The following terms, as used herein, have the following meanings:

(a) “Affiliate(s)” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one (1) or more intermediaries, controlling, controlled by, or under common control with a Person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, ten percent (10%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. With respect to any Person who is a general partner of a Person, such general partner is an Affiliate of such Person. With respect to a limited partnership, “Affiliate” shall also mean any limited partner of such limited partnership holding ten percent (10%) or more of the capital or interests in profits of such limited partnership. With respect to a trust, any Affiliate shall include any Person which is a trustee or lifetime beneficiary of such trust.

(b) “Applicable Law” means all laws, ordinances, building codes, rules, regulations, orders and directives of any Governmental Authority having jurisdiction (including without limitation, any certificate of occupancy), and all covenants, conditions and restrictions, applicable to the Facility now or in the future.

Customer Initials ___________	16	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(c) “Business Day” means a day other than a Saturday, Sunday or statutory holiday in the jurisdiction in which the Facilities are located.

(d)  “Change of Control” has the meaning ascribed to such term in Section 13.3.

(e)  “Commencement Date” means the date on which the provision of Service will commence and as specified in the Service Order.

(f)  “Confidential Information” has the meaning ascribed to such term in Section 7.1

(g)  “Customer” has the meaning ascribed to such term in the preamble.

(h)  “Customer Hardware” means the computer hardware (i.e., specialized hardware, including PSUs, CPUs, ASICs and/or GPU and boards) belonging to the Customer that is delivered to the given Facility employed in connection with the Services for the purpose of digital asset mining. The Customer Hardware is specified in the Service Order.

(i)  “Customer Indemnitee” has the meaning ascribed to such term in Section 9.1.

(j)  “Customer Space” has the meaning ascribed to such term in Section 3.2.

(k)  “Effective Date” has the meaning ascribed to such term in the preamble.

(l)  “Facility” or “Facilities” has the meaning ascribed to such term in Section 3.1.

(m)  “Force Majeure” has the meaning ascribed to such term in Section 13.5.

(n)  “Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

(o) “Hosting Fee” is the fee charged by the Provider and due by the Customer on a per kWh basis for use of the Services and as specified in each Service Order.

(p) “kWh” means kilowatt hour(s).

(q) “Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

(r)  “Monitoring Software” has the meaning ascribed to it in Section 2.5.

(s)  “Output” has the meaning ascribed to such term in Section 1.7.

(t)  “Party” or “Parties” has the meaning ascribed to such term in the preamble.

Customer Initials ___________	17	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(u)  “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

(v)  “Provider” has the meaning ascribed to such term in the preamble.

(w)  “Provider Materials” has the meaning ascribed to such term in Section 2.4.

(x)  “Service Order” has the meaning ascribed to such term in Section 1.2.

(y) “Services” has the meaning ascribed to such term in Section 1.1 and as further specified in Schedule A.

(z) “Subcontractor” means any subcontractor, at any tier, or any other third party that performs any of a Party’s obligations under this Agreement;

(aa) “Subsidiary” means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of equity securities or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of managers, directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by: (i) such person; (ii) such person and one or more Subsidiaries of such person; or (iii) one or more Subsidiaries of such person. For purposes of this definition, the term “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(bb) “Term” and has the meaning ascribed to such term in Section 6.1.

Section 14.2 Rules of Construction. Unless otherwise expressly provided in this Agreement and unless the context otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a) Agreement. The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof, unless the context expressly requires. Any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ shall mean U.S. dollars.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Customer Initials ___________	18	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

(f) Schedules. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part, of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 14.3 Entire Agreement. This Agreement, together with its Service Order(s) and any associated Service Order(s), constitutes the entire agreement of the Parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

Section 14.4 Schedules. The following are the Schedules to this Agreement, which form an integral part hereof. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall be defined as set forth in this Agreement.

(a)  Schedule A: Service Order Number One

[Signatures on next page]

Customer Initials ___________	19	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set out below.

“CUSTOMER”

BitNile, Inc.

By: _____________________________

Name: William B. Horne

Title: Chief Executive Officer

“PROVIDER”

Agora Digital Holdings Inc.

By:

Name: ________________________

Title: _________________________

Customer Initials ___________	20	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SCHEDULE A: SERVICE ORDER NUMBER ONE

In the case of conflict with any other term or condition in this Service Order Number One (this “Service Order”) and the Master Services Agreement dated December 6, 2022 by and between BitNile, Inc. and Agora Digital Holdings Inc. (the “Agreement”), the terms of this Service Order shall govern. Any capitalized terms used in this Service Order but not defined shall have the meaning ascribed to them in the Agreement.

Service Commencement Date: December 6, 2022

Termination for Convenience: Customer may terminate this Service Order, without penalty or any other cost, with sixty (60) days written notice at any time for any reason or no reason.

Customer Equipment Rights: Customer retains all rights, title and interest to the Customer Hardware. At any time, either before or after termination of the Agreement, Customer has the right but not the obligation to collect any/all of Customer Hardware and Provider will provide reasonable assistance and cooperate with Customer’s efforts to collect Customer Hardware. Notwithstanding the foregoing, Provider agrees to store, at no expense to the Customer, Customer Hardware for 30 days after the date of termination.

Location: All of the Customer Hardware subject to this Service Order will be installed at the Provider’s China Lake facility located in West, Texas (the “Facility” or “Customer Space”).

[***]

Security: At all times, Provider will ensure the Facility has sufficient perimeter fencing in place to prevent unauthorized access as well as a surveillance system providing camera systems with monitoring 24 hours a day, 7 days a week, at a minimum, for all access points in to and out of the Facility, the Customer Space and surrounding areas and the Customer Hardware, along with local operational support. Provider agrees to modify the camera system from time to time upon Customer’s reasonable request (e.g., camera positioning and remote access). Provider will maintain surveillance data for a minimum of ninety (90) days for immediate access and will archive such data for not less than a minimum of six (6) months.

Capital Raise: Provider is required to raise at least $5,000,000.00 (the “Capital Raise”) within forty-five (45) calendar days from execution of this Agreement, of which a sufficient amount, as reasonably determined by the Customer, shall be funded and available within ten (10) calendar days of execution of this Agreement (the “Initial Amount”), so that the Provider can energize and enable the use of the first four (4) MWs at the Facility. Proceeds from the Capital Raise shall be used to 1) pay off existing debts specifically related to the Facility, 2) build out twelve (12) MWs at the Facility for Customer to run miners and 3) provide for working capital to operate the Facility for a minimum of six (6) months. All expenses associated with the Facility build-out and operation must be approved by Customer in writing prior to incurring those expenses. In the case of existing debt, Provider will deliver a detailed schedule of all outstanding obligations to Customer, for Customer’s review and written approval, in advance of making such debt payments. In the event Provider fails to complete the Capital Raise within forty-five (45) calendar days or the Initial Amount within ten (10) calendar days, then Customer may immediately terminate the Agreement and this Service Order at no cost to Customer, and Provider shall reimburse Customer for all out-of-pocket expenses incurred through the date of such termination in connection with this Service Order, plus out-of-pocket expenses incurred by Customer to relocate Customer Hardware to another site as determined by Customer. Provider shall present to Customer the proposed terms and conditions of the Capital Raise, and provided that such terms and conditions are reasonably acceptable to Customer, then Customer and its subsidiary, Ault Lending, LLC (formerly, Digital Power Lending, LLC) (“AL”) shall waive the provisions pertaining to limitations on raising capital and issuing common stock contained in Section 11, Negative Covenants, of the Certificate of Designation of Rights, Preferences and Limitations of Series A Convertible Redeemable Preferred Stock dated June 8, 2022 between the Provider and AL to allow the Provider to complete the Capital Raise.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Fees: As payment for all recurring services rendered, Provider will invoice monthly in arrears the actual kWhs consumed, as evidenced by invoices by the electrical provider that are solely related to the Customer Space (the “Monthly Power Usage”). Customer shall reimburse Provider for the Monthly Power Usage and pay Provider a service fee per kWh (the “Service Fee”) based on the cost per kWh utilized in the Monthly Power Usage as follows:

Monthly Power Usage (per kWh)		Service Fee (per kWh)
Minimum per kWh	Maximum per kWh

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Provider invoices to be paid by Customer within thirty (30) calendar days of receipt of invoice. Customer has the right to audit and validate all data used to determine invoice amounts in accordance with the terms of the Agreement. In the event that Provider’s actual electrical provider cost per kWh will reach or exceed $0.06 in any given month, then Provider will immediately notify Customer in writing of such event.

Deposits and Upfront Payments: None.

Power: Provider will initially deliver up to twelve (12) MWs of electricity for Customer use 24 hours a day, 7 days a week. Provider is solely responsible for securing any power agreements and timely paying the power company. At Customer’s direction but at Provider’s expense, an additional sixty-six (66) MWs to be made available as determined by Provider, Customer and the electrical provider.

Power Collateral: Customer will utilize commercially reasonable efforts to assist Provider in obtaining the necessary power purchase agreement to fulfill the Services. Customer may, but is not required to, provide collateral or credit to assist Provider in securing such power purchase structure.

Power Agreement: Provider will arrange for a power agreement for Customer’s review and approval, such approval to not be unreasonably withheld. Such power agreement to include power abatement features deigned to lower overall electrical expenses.

Power Rebate (curtailment): Customer will determine, in its sole discretion, where/how any power rebate is applied.

Service Order Number One

Customer Initials ___________	A-2	Provider Initials ___________

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential. A copy of omitted information will be furnished to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Power Deployment Schedule: Four (4) MWs of power shall be made Available for Use by the Customer (“Available for Use” means that miners can be powered on and can communicate with a Customer determined mining pool) no later than twenty (20) calendar days after execution of this Agreement. An additional eight (8) MWs of power shall be made Available for Use by the Customer no later than sixty (60) calendar days after the execution of this Agreement. See High Level Activity Plan section below. In the event Provider does not provide four (4) or twelve (12) MWs of power Available for Use within the twenty (20) or sixty (60) calendar days, as applicable, after the execution of this Agreement, then Customer may immediately terminate the Agreement and this Service Order at no cost to Customer, and Provider shall reimburse Customer for all out-of-pocket expenses incurred through the date of such termination in connection with this Service Order, plus out-of-pocket expenses incurred by Customer to relocate Customer Hardware to another site as determined by Customer.

Equipment Deployment Schedule: Provider will provide the space (grounds and containers), connectivity (internet), and power (12 MWs) for the deployment and operation of ~3,750 miners according to the power deployment schedule noted above.

Secure Storage: Provider will ensure that all units not deployed are kept in a reasonably environmentally controlled and physically secured location (i.e., a building, container, etc.).

Right of First Refusal: Customer has a perpetual right of first refusal on any Facility Provider has, now existing or controlled by Provider or in the future (including any affiliated entities of Provider), including any and all power available on any such Provider Facility.

High Level Activity Plan

[***]

[end of Service Order]

Service Order Number One

Customer Initials ___________	A-3	Provider Initials ___________